EXHIBIT 99

ValueVision Media Announces Revenue up 16% and $2.8 million in EBITDA in First Quarter
Results

MINNEAPOLIS, MN.—(PR NEWSWIRE)—June 16, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) yesterday filed their 10-Q quarterly report with final results for the first quarter ended May 6, 2006.

First Quarter Performance
ValueVision’s first quarter revenues were $178.7 million, an increase of 16% over last year. Net loss was ($2.1) million compared to a net loss of ($10.7) million last year. First quarter EBITDA profit (defined below), excluding the expensing of stock options, totaled $2.8 million, compared to an EBITDA loss of ($4.7) million in the same quarter last year. Stock option expense recorded by the Company in the first quarter of fiscal 2006 resulting from the adoption of SFAS No. 123( R ) totaled $400,000.

EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that markets, sells and distributes its products directly to consumers through various forms of electronic media and direct-to-consumer mailings. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Reconciliation of EBITDA to net loss:

	First Quarter	First Quarter
	6-May-06	30-Apr-05
EBITDA, before non-cash stock option expense (000’s)	$2,754	$(4,665)
Less: non-cash stock option expense	(400)	—

EBITDA (as defined) (a)	2,354	(4,665)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as defined	2,354	(4,665)

Adjustments:
Depreciation and amortization	(5,376)	(5,105)
Interest income	946	662
Income taxes	(15)	(6)
Discontinued operations of FanBuzz	—	(1,583)

Net loss	$(2,091)	$(10,697)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.